EXHIBIT 12


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                     Three Months Ended
                                November 30 November 30                      Year Ended August 31
                                   1994         1993           1994        1993         1992         1991        1990
                                                                      (Dollars in Thousands)
Income (Loss) before
   Extraordinary Item . . . .   $    47,945  $    10,735   $     73,876 $   (30,400) $   61,046  $    42,693  $ 48,580

Income Tax Expense (Benefit)    $     8,768  $       759   $      4,890 $    (6,433) $    9,458        7,473     9,604

Minority Interest in Income of
   Subsidiary that has
   Fixed Charges  . . . . . .            34           66            333         865         -0-          -0-    -0-

Minority Interest in
   Loss of Subsidiary
   that has fixed costs . . .          (246)      (1,507)        (4,855)        (37)        -0-          -0-     -0-

Equity Interest in Loss
   (Earnings) of
   Less-than-fifty
   Percent Owned
   Investees      . . . . . .           199         (212)          (603)      1,007       2,341          856       113

Total Fixed Charges
   (excluding interest
   capitalized)   . . . . . .        16,537       15,976         64,383      55,268      47,719       54,443    47,000

Earnings          . . . . . .   $    73,237  $    25,817   $    138,024 $    20,270  $  120,564  $   105,465  $105,297

Fixed Charges:
   Interest (including
      amounts
      capitalized)  . . . . .   $    13,544  $    13,151   $     51,842 $    43,873  $   34,426  $    42,481  $ 37,226
   Estimated Interest
      Component
      of Rentals  . . . . . .         3,094        2,843         12,898      13,006      13,293       12,290    11,652

      Total Fixed Charges . .   $    16,638  $    15,994   $     64,740 $    56,879  $   47,719  $    54,771  $ 48,878

Ratio of Earnings to
   Fixed Charges  . . . . . .           4.4          1.6            2.1         0.4         2.5          1.9       2.2

Earnings Inadequate
   to Cover
   Fixed Charges  . . . . . .                                           $    36,609